Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights”, “Senior Securities” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 1 to the Registration Statement (Form N-2 No. 333-222383) of The Cushing Renaissance Fund.

We also consent to the incorporation by reference therein of our report dated January 29, 2019 with respect to the financial statements and financial highlights of The Cushing Renaissance Fund for the period ended November 30, 2018 included in the Annual Report (Form N-CSR) for 2018 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

March 1, 2019